Exhibit 16.1

February 8, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Purple Innovation, Inc. included under Item 4.01 of its Form 8-K dated February 8, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage BDO USA, LLP to serve as the Company’s new independent registered public accounting firm, and the statements made in paragraph (b) under Item 4.01.

WithumSmith+Brown, PC

cc:	Mr. Gary T. DiCamillo

Audit Committee Chairman

Purple Innovation, Inc.

WithumSmith+Brown, PC 200 Jefferson Park, Suite 400, Whippany, New Jersey 07981-1070 T (973) 898 9494 F (973)898 0686 withum.com

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